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Date:  March 12, 1999                                               Exhibit 99.1

For Release: Immediately

Contact:                                     Contact:

         Media -                                     Financial Analysts -
         L.P. Crum, Corp. Communications             T. K. Pistell
         (216) 896-2750                              (216) 896-2130

         J. L. Bennett, Public Relations             Stock Symbol: PH-NYSE
         (216) 896-3258
                                                        [Parker Hannifin Logo]

PARKER LEVERAGES ESOP


         CLEVELAND, OHIO, March 12, 1999 -Parker Hannifin Corporation (PH-NYSE) announced that the Parker Retirement Savings Plan Trust today issued and sold $112,000,000 aggregate principal amount of its 6.34% Amortizing Notes due 2008. Proceeds from the sale of the Amortizing Notes are being used by the ESOP trust to purchase shares of the company's common stock in treasury. The Amortizing Notes are guaranteed by Parker.

         Parker President and Chief Executive Officer Duane E. Collins said, "This plan will continue to provide employees a stake in the financial success of the company. The ESOP shares will be used to match a portion of employee contributions to the company's existing 401(k) Savings Plan."

         The ESOP Trustee is Key Trust Company of Ohio, National Association, a national banking association, which acted solely as directed trustee in the transactions.

         In 1989, Parker implemented a similar ESOP transaction by guaranteeing $70 million in debt over a seven year period. The ESOP Trust used the proceeds to purchase Parker shares in the open market, which were then used to meet a portion of the employer matching contribution requirements under the Parker 401(k) Savings Plan. Mr. Collins said that the program was well received, with 71 percent employee participation. The debt was fully paid as of June 1996.

         The Amortizing Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy and is issued pursuant to Rule 135c under the Securities Act.

         Parker Hannifin is a $4.6 billion diversified manufacturer of motion, control, instrumentation and fluid flow components and systems for hundreds of industrial and aerospace markets. For more information, visit the company's Web site at www.parker.com.

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PHNR-9906